Exhibit (h)(xxvi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                       AMENDMENT TO AMENDED AND RESTATED
                         FINANCIAL ADMINISTRATION AND
                         ACCOUNTING SERVICES AGREEMENT

       AMENDMENT, made as of June 30, 2005 to the Amended and Restated Financial Administration and Accounting Services Agreement dated as of August 22, 2003 (the "Agreement"), between MTB GROUP OF FUNDS (formerly, VISION GROUP OF FUNDS) (the "Trust") and State Street Bank and Trust Company, a Massachusetts corporation ("State Street").

       WHEREAS, the Trust and State Street have entered into the Agreement for the provision by State Street of certain financial administrative and accounting services on behalf of certain portfolios of the Trust (the "Portfolios"); and

       WHEREAS, the Trust and State Street wish to amend the Agreement.

       NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

       A. Pursuant to Section III.a. of the Agreement entitled "Duties of State Street - As the Financial Administrator," State Street agrees to perform the following tax administration services for the Portfolios listed on Exhibit A to the Agreement, as such Exhibit may be amended from time to time:

             Tax Administration Services:

                 {circle}Prepare and review annual federal income tax basis provisions for both excise and income tax purposes;

                 {circle}Prepare each Portfolio's federal, state, and local income tax returns and extension requests for review by the Trust's independent accountants and execution and filing by the Trust's treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

                 {circle}Coordinate information for Forms 1042/1042S with the Trust's transfer agent;

                 {circle}Prepare, calculate and/or review information for FORM 1099 DIV and inserts, including treasury income percentages, dividend received deduction (DRD) information, state income percentage breakdowns, foreign tax credit information, AMT percentages, qualified dividend income (QDI) percentages, Return of Capital amounts, if applicable, Florida intangibles and various sate specific capital gain information;

                 {circle}Prepare and review periodic tests of the portfolios for compliance with Internal Revenue Code mandatory qualification requirements and provide Sub Chapter M results to the Treasurer or fund auditor on a quarterly basis; prepare and review periodic tests of the variable annuity portfolios for compliance with Internal Revenue Code Sub Chapter L (Section
                 817) Issuer Diversification and provide results to the Treasurer or fund auditor on a monthly and quarterly basis;

                 {circle}Prepare and review periodic income distribution calculations and annual minimum distribution calculations (income and capital gain) prior to their declaration, providing such calculations to the Administrator's Treasury Department at least two (2) days prior to the ex-date of capital gain distributions, or other agreed upon date. The financial administrator will characterize the type of capital gain distributions, including, as applicable, long-term or short-term capital gain and type of long-term capital gain (ie., 15% or 20%);

                 {circle}Provide administrator with capital gain distribution estimates as of 8/31, 9/30 and 10/31;

                 {circle}Provide  and  review  income  and  capital   gain   tax
                 adjustments for each Portfolio, including
                    1.) Market discount at disposition/1276 reclass
                    2.) REMIC accretion/amortization adjustments
                    3.) Litigation recovery
                    4.) Paydown gain or loss reclass
                    5.) Corporate actions
                    6.) Defaulted securities

       B. State Street shall receive from the Trust such compensation for its services provided pursuant to this Amendment as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Amendment.

       This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the prior Agreement, this Amendment shall control, but the prior Agreement shall otherwise remain in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

MTB GROUP OF FUNDS                   STATE STREET BANK AND TRUST COMPANY

By:  /s/ Judith J. Mackin            By:  /s/ Gary L. French
Name:  Judith J. Mackin              Name:  Gary L. French
Title:  Vice President               Title:  Senior Vice President




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